PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of April 18, 2007, by and between MORMEG, LLC, a Kansas limited liability company, as Seller, and MIDWEST ENERGY, INC., a Nevada corporation, as Buyer.

1.    Sale and Purchase.  Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller the entire original Lessee’s interest (subject to the overriding royalty and reversionary interest hereinafter described) in and to that oil and gas lease (the “Lease”) executed by Howard Thoren, Trustee of the E. C. Thoren Trust, as Lessor, to Ross Gault, as Lessee, dated August 14, 1982, and recorded in the office of the Register of Deeds of Douglas County, Kansas, in Book 357, page 560, covering the following-described land in Douglas County, Kansas, to-wit:

The Northeast Quarter (NE/4), the North Half of the North Half of the Southeast Quarter (N/2 N/2 SE/4), and the Southeast Quarter of the Northwest Quarter (SE/4 NW/4) of Section 6, Township 14 South, Range 21 East,

together with a like 100 percent interest in and to all rights and easements incident or appurtenant thereto; the wells, personal property, machinery and equipment comprising the wells or located on the Lease and used or obtained in connection with the development and operation thereof; and all contract rights (to the extent they are assignable) consisting of agreements for the purchase and sale of production, any rights obtained under unit agreements or declarations of units, permits, licenses, and other contracts or instruments governing or pertaining to the operation of the Lease and production from it, including the well and lease files, records and data in the possession of Seller pertaining to the Lease and its development and operation. The term “Property” as used in this Agreement means and includes the Lease and all other property described or referred to in this paragraph.

2.          Purchase Price. The purchase price of the Property is the cash price of $400,000, payable by certified check of Buyer or by wire transfer.

3.           Effective Time and Closing Date. This purchase and sale shall be effective as of April 25, 2007, at 8 a.m., Douglas County, Kansas, time (the “Effective Time”), and this Agreement shall be closed on that date at the offices of Buyer, at Commerce Plaza One Center, 7300 West 110th Street, 7th Floor, Overland Park, Kansas 66210.

4.           Costs and Expenses of Development and Operation. All costs and expenses incurred in the development and operation of the Lease prior to the Effective Time shall remain the liability of Seller and shall be paid by Seller when due, whether before or after the Effective Time, and all such costs and expenses incurred after the Effective Time (subject to the reversion of the reversionary interest hereinafter described) shall constitute the liability of Buyer and be paid by Buyer. In event Seller has before the Effective Time prepaid such costs and expenses for development and operations which will be conducted after the Effective Time, Buyer at the Closing shall reimburse Seller for such prepaid costs and expenses.

5.           Revenues.  Seller shall be entitled to all production attributable to the working interest of the Lease prior to the Effective Time and the net proceeds from the sale thereof after deductions for severance taxes or other charges or expenses incurred in the sale thereof, including the oil above pipeline connections in the stock tanks at the Effective Time, and other revenues, if any, realized from normal operations of the Lease prior to the Effective Time. Buyer shall be entitled to all such production and the net proceeds from the sale thereof and other revenues realized from operations, if any, from and after the Effective Time. The oil in the stock tanks above pipeline connections at the Effective Time shall be determined from the pumper’s daily gauge and pumping reports or, if daily gauge and reports are not available, by gauging the tanks at the Effective Time. Buyer shall have the right to have a representative present at the gauging of the tanks if such gauging is necessary. Buyer shall pay to Seller the net proceeds from the sale of such oil in the stock tanks when it is sold and at the time the proceeds are received.

6.           Ad Valorem Taxes.  The county ad valorem taxes for the year 2007 shall be prorated and paid by Seller in the proportion that the number of days in the year prior to the Closing date bears to the total number of days in the year. The amount of the taxes to be prorated shall be determined by the valuation of the Lease as shown by the rendition filed by Seller for 2007 and the mill levy which was levied on the Lease for the year of 2006.

7.          Closing Statement.  Seller shall prepare a closing statement (“Closing Statement”) showing the purchase price of this purchase and sale and the adjustments to such price payable at Closing for additions for any prepaid costs and expenses by Seller as provided in paragraph 4 above and deduction for proration of taxes as provided in paragraph 6 above. The Closing Statement shall be presented to Buyer for its approval and any objections shall be resolved prior to closing.

8.           Assignment. Under the assignment of the Lease (the “Assignment”) pursuant to this Agreement, Seller shall covenant and warrant that the Lease is a valid and subsisting Lease; that it has good and sufficient title to the Lease free and clear of all mortgages, liens and other encumbrances except the 1/16 of 7/8 overriding royalty burdening it as shown of record; that the Lease assigned entitles the owner thereof to a net revenue interest (“NRI”) of .8476563 of all production from the Lease; and that it has good right and authority to sell and assign the same. The Assignment shall contain the terms and be on the form attached hereto as Exhibit A. Seller agrees after Closing to execute and deliver to Buyer such further assignments or consents as may be necessary or reasonably requested by Buyer to assign the contract rights referred to in paragraph 1 above.

9.	Closing. At the Closing:

a)	Buyer and Seller shall approve in writing the Closing Statement;
b)	Buyer shall pay to Seller the purchase price as adjusted and approved in the Closing Statement;
c)	Seller shall execute and deliver to Buyer the Assignment;
d)	Seller shall deliver possession of the Lease to Buyer and relinquish to Buyer the future operations of the Lease;

e)

Seller and Buyer shall execute such change of operator forms or other instruments as may be necessary to change the operator of the Lease on the records of the Conservation Division of the Kansas Corporation Commission, and such forms shall promptly be filed with the Conservation Division;

f)

Seller and Buyer shall execute such transfer order as may be required by the purchaser of the production from the Lease and transfer payment for such production to Midwest for distribution to the proper owners of the proceeds. If the transfer order is not available at Closing, the parties agree promptly to acquire and execute such transfer order, which shall be effective as of the Effective Time;

g)	Seller shall deliver to Buyer the well and lease files, records, and data in its possession sold and assigned hereunder.

10.         Reversionary Interest.   Upon “payout” as defined herein, 25% of the working interest in the Lease, subject only to its proportionate part of the royalty under the Lease and of the present 1/16 of 7/8 overriding royalty of record burdening the Lease, shall revert to Seller effective as of the first day of the month next ensuing after payout occurs. As used herein, payout shall occur at that point in time when the total cumulative revenue from production from the Lease attributable and allocable to the 100% working interest assigned herein having an NRI of .8476563, less any severance taxes, conservation fees, or other taxes or charges on such revenue other than income taxes, equals the total amount of the purchase price, all costs and expenses incurred by Buyer in the development and operation of the Lease, and loan and interest costs incurred by Enerjex Resources, Inc. (Enerjex), parent company of Buyer, in obtaining financing of the funding of this purchase and anticipated but non obligatory further development of the Lease, whether such financing was heretofore or is hereafter obtained. Such loan and interest costs include interest incurred on the capital in addition to the value, at $.50 cents per common share, of the pro rata number of the Enerjex common shares contributed by Enerjex from its lenders to obtain the capital used to purchase and develop the Lease. The costs and expenses of development and operation of the Lease shall be determined and charged by Midwest in accordance with the terms of its operating agreement and charges for costs and expenses made there under ordinarily used by it as operator of oil and gas leases in which interests therein are owned by others in eastern Kansas during the same time frame as operations are conducted on the Lease. Buyer or Midwest shall furnish to Seller an accounting of such revenues, costs and expenses and the resulting status of payout not less often than quarterly. Upon payout Buyer agrees to assign to Seller in recordable form the reversionary interest in the Lease which has reverted, and Seller agrees to execute an operating agreement with Midwest containing the terms of its operating agreement then being utilized to determine the costs and expenses of development and operations for purposes of determining payout. During any period in which Buyer has no operating agreement used by it, costs and expenses of development and operation shall be determined and charged by Buyer which are reasonable and in accordance with customary practices.

11.         Operation of Lease. Buyer shall cause Midwest to operate the Lease in a reasonably prudent manner consistent with generally-accepted industry practices and standards and applicable laws and regulations. Within such standards and requirements, and until an operating agreement is executed upon reversion of the reversionary interest, all operations and determinations for the further development and drilling of additional wells or not to drill additional wells or abandonment of existing wells on the Lease and all other operations and production on the Lease shall be under the exclusive control of Midwest and shall be conducted as determined by it in its sole and absolute judgment and discretion. Upon execution of an operating agreement upon reversion of the reversionary interest, all such operations shall be conducted as provided in the agreement.

12.          Warranties of Seller.  Seller, in addition to the warranties contained in the Assignment, covenants and warrants to Buyer that at this date and at the date of Closing the royalties and overriding royalties due and payable under the Lease have been paid; that no adverse claims have been asserted or threatened against the Seller that might have a material adverse effect on the ownership and value of the Lease or which could hinder or impede the operation of the Lease; that to its knowledge it has complied with all valid laws and regulations of governmental agencies having jurisdiction over the ownership, operation, and sale of production from the Property; that from the beginning of negotiations of this Agreement it has not removed any equipment used as a part of normal operations of the Lease or suffered any unrepaired casualty loss to any machinery, equipment or personal property being sold hereunder that has not been reported to Buyer, and that all such personal property is in normal working condition; and that it has no knowledge of any contamination by hazardous substances or other environmental damage to the land covered by the Lease resulting from operations of the Lease. These covenants and warranties shall survive the closing.

13.       Binding on Parties. The terms and provisions of this Agreement shall constitute covenants running with the Lease and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Dated as of the date and year first above written.

SELLER:	BUYER:

MORMEG, LLC	MIDWEST ENERGY, INC.

By: /s/ Mark Haas	By: /s/ Steve Cochennet
Mark Haas, Managing Member	Steve Cochennet, Chief Executive Officer

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